Exhibit 99.1

Oragenics, Inc. Announces Closing of $13.8 Million Underwritten Public Offering

and Full Exercise of Over-Allotment Option

July 17, 2018

TAMPA, Fla.— Florida-based biopharmaceutical company Oragenics, Inc. (NYSE American: OGEN) (the “Company”) today announced the closing of an underwritten public offering of units for gross proceeds of approximately $13.8 million, which includes the full exercise of the underwriter’s over-allotment option to purchase additional shares and warrants, prior to deducting underwriting discounts and commissions and offering expenses payable by the Company.

The offering was comprised of Class A Units, priced at a public offering price of $1.00 per unit, with each unit consisting of one share of common stock and a seven-year warrant to purchase one share of common stock with an exercise price of $1.00 per share (each, a “Warrant” and collectively, the “Warrants”), and Class B Units, priced at a public offering price of $1.00 per unit, with each unit comprised of one share of series D preferred stock (the “Series D Preferred Stock”), which is convertible into one share of common stock, and a Warrant. The conversion price of the Series D Preferred Stock issued in the transaction as well as the exercise price of the Warrants are fixed and do not contain any variable pricing features or any price based anti-dilutive features. The Series D Preferred Stock issued in this transaction includes a beneficial ownership blocker but has no dividend rights (except to the extent that dividends are also paid on the common stock), liquidation preference or other preferences over common stock, and, with certain exceptions, has no voting rights. The securities comprising the units were immediately separable and have been issued separately.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE American: LTS), is acting as sole book-running manager in connection with the offering.

A total of 2,636,000 shares of common stock, 9,364,000 shares of Series D Preferred Stock convertible into 9,364,000 shares of common stock, and total warrants to purchase 12,000,000 shares of common stock were issued in the offering. Additionally, the underwriters have exercised their over-allotment option to purchase 1,800,000 additional shares of common stock and warrants to purchase up to an additional 1,800,000 shares of common stock at the public offering price per share less the underwriting discounts and commissions.

The securities were offered pursuant to a registration statement on Form S-1 (File No. 333-224950), which was declared effective by the United States Securities and Exchange Commission (“SEC”) on July 12, 2018 and an additional registration statement filed pursuant to Rule 462(b) (File No. 333-226150) .

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. A final prospectus relating to this offering has been filed by Oragenics with the SEC. Copies of the final prospectus can be obtained at the SEC’s website at www.sec.gov or from Ladenburg Thalmann & Co. Inc., Prospectus Department, 277 Park Avenue, 26th Floor, New York, New York 10172, by calling (212) 409-2000.

About Oragenics, Inc.

We are focused on becoming a leader in novel antibiotics against infectious disease and on developing effective treatments for oral mucositis. Oragenics, Inc. has established two exclusive worldwide channel collaborations with Intrexon Corporation and its subsidiaries. The collaborations allows Oragenics to accelerate the development of much needed new antibiotics that can work against resistant strains of bacteria and the development of biotherapeutics for oral mucositis and other diseases and conditions of the oral cavity, throat, and esophagus.

For more information about Oragenics, please visit www.oragenics.com.

Safe Harbor Statement: Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect management’s current views with respect to future events and performance. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “ believe,” “ expect,” “ anticipate,” “ intend,” “ estimate,” “ project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to, risks and uncertainties described in our filings with the U.S. Securities and Exchange Commission. Oragenics assumes no responsibility to update any forward-looking statements contained in this press release or with respect to the matters described herein.

Oragenics, Inc.

Corporate:

Michael Sullivan, 813-286-7900

Chief Financial Officer

msullivan@oragenics.com

or

Investor/Media Relations:

The Ruth Group

Tram Bui 646-536-7035

tbui@theruthgroup.com